EXHIBIT 99.1 TO FORM 8-K

Contact:  Michael Prince
          Chief Financial Officer
          (310) 330-2700

          Robert M. Whetstone
          Pondel Parsons & Wilkinson
          (310) 207-9300

                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------

                        SIGNATURE EYEWEAR POSTS STRONG
                 SALES, EARNINGS FOR 1997 FISCAL THIRD QUARTER


     Inglewood, Calif. -- October 7, 1997 -- Signature Eyewear (Nasdaq NM:SEYE) today announced financial results for its fiscal third quarter and nine-month period ended July 31, 1997. The company's recently completed initial public offering precluded an earlier release of its third quarter financial results.

     For the third quarter, pro forma net income increased 91 percent to $543,331, or $.15 per share, from $285,003, or $.08 per share, in the previous year. Net sales rose 18 percent to $8,317,973 from $7,049,614 for the comparable 1996 period.

     For the nine-month period ended July 31, 1997, pro forma net income increased 50 percent to $1,576,236, or $.44 per share, from $1,049,843, or $.30 per share, for the comparable 1996 period. Net sales were $24,256,027, a 21 percent increase from $20,101,968 for the same period last year.

     On September 11, 1997, Signature Eyewear completed an initial public offering of 1,600,000 shares of common stock at a price of $10 per share, raising net proceeds to the company of $14,880,000. On September 30, 1997, the Company issued the underwriters 67,500 additional shares of common stock upon their exercise of the over-allotment option, raising company net proceeds of $627,750.
                                    (more)



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     Signature Eyewear designs, markets and distributes prescription eyeglass frames. The company's current, exclusive product lines include Laura Ashley Eyewear, Hart Schaffner & Marx Eyewear and Jean Nate Eyewear, as well as Camelot, its own label. In June 1997, Signature Eyewear acquired the exclusive license for Eddie Bauer Eyewear, which the company plans to launch in the spring of 1998.

                                    #  #  #




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
                            SIGNATURE EYEWEAR, INC.

                            SUMMARY FINANCIAL DATA


                           THREE MONTHS ENDED          NINE MONTHS ENDED
                                 JULY 31,                   JULY 31,
                         ----------------------    -----------------------
                             1997       1996          1997         1996
                         ---------- -----------   -----------  -----------
                               (Unaudited)                (Unaudited)

STATEMENT OF INCOME DATA:

Net sales                $8,317,973  $7,049,614   $24,356,027  $20,101,968

Gross profit             $4,947,798  $4,170,651   $14,353,742  $11,597,634

Pro forma net
   income (1)              $543,331    $285,003    $1,576,236   $1,049,843

Pro forma net income
   per share (1)              $0.15       $0.08         $0.44        $0.30

Common shares used in
  computing pro forma
  net income per share    3,600,527   3,600,527     3,600,527    3,528,516



                                   JULY 31,        OCTOBER 31,
                                     1997              1996
                               ------------       ------------
                                (Unaudited)
BALANCE SHEET DATA:

Current assets                 $ 11,958,407       $  8,988,936

Total assets                   $ 13,254,596       $ 10,293,057

Current liabilities            $ 10,338,069       $  7,207,037

Total liabilities              $ 10,353,265       $  7,363,920

Stockholders' equity           $  2,901,331       $  2,929,137


____________________

(1) The company converted from an S corporation to a C corporation upon the closing of the initial public offering. The pro forma presentation reflects a provision for income taxes as if Signature Eyewear had always been a C corporation.



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